Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-3 No. 333-185136) of Generac Holdings Inc.,
(2)	Registration Statement (Form S-8 No. 333-164851) pertaining to the 2010 Equity Incentive Plan of Generac Holdings Inc., and
(3)	Registration Statement (Form S-8 No. 333-183109) pertaining to Amended and Restated 2010 Equity Incentive Plan of Generac Holdings Inc.;

of our reports dated March 3, 2014, with respect to the consolidated financial statements of Generac Holdings Inc., and the effectiveness of internal control over financial reporting of Generac Holdings Inc. included in this Annual Report (Form 10-K) of Generac Holdings Inc. for the year ended December 31, 2013.

/s/ Ernst & Young LLP

Milwaukee, Wisconsin
March 3, 2014